EXHIBIT 21.1

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
Deckers Asia Pacific Retail Limited	Hong Kong
Deckers Consumer Direct Corporation	USA (Arizona)
Deckers International Limited	Bermuda
Deckers Macau Limited	Macau
Deckers Europe Limited	United Kingdom
Deckers Asia Pacific Limited	Hong Kong
Deckers UK, LTD	United Kingdom
Deckers Beijing Trading Co., Ltd	China
Deckers Japan GK	Japan
Deckers Outdoor (Guangzhou) Consulting Co., Ltd	China
Deckers Dutch Coöperatie UA	Netherlands
Deckers France SAS	France
Deckers Benelux BV	Netherlands
Deckers Outdoor Canada ULC	British Columbia
Deckers Cabrillo, LLC	USA (California)
Deckers Retail, LLC	USA (California)
Deckers Sales Co. LLC	USA (California)
Deckers France 2 SAS	France
Hoka Europe SAS	France
Deckers Belgium BVBA	Belgium